                                                                       EXHIBIT 3

          If this Senior QUIDS is registered in the name of The Depository Trust Company (the "Depositary") (55 Water Street, New York, New York) or its nominee, this Senior QUIDS may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary unless and until this Senior QUIDS is exchanged in whole or in part for Senior QUIDS in definitive form. Unless this certificate is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

          Except as otherwise provided in Section 2.12 of the Indenture referred to on the reverse hereof, this Registered Global Security may be transferred, in whole but not in part, by the Depositary to a nominee of such Depositary or by a nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or to a nominee of such successor Depositary. Unless this Registered Global Security is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and in the case of any transfer or exchange, any Registered Global Security issued in exchange therefor is registered in the name of the Depositary or such other name as requested by an authorized representative of the Depositary and, in the case of any payment, such payment is made to the Depositary or the Depositary's nominee, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since Cede & Co. has an interest herein.


REGISTERED
No. A-1                                                              $50,000,000
CUSIP: 55262C 209


                                   MBIA INC.

   6.95% Senior Quarterly Income Debt Securities due 2038 (Senior QUIDS/SM/)


          MBIA Inc., a Connecticut corporation (the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, the principal sum of FIFTY MILLION Dollars on November 1, 2038, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly on February 1, May 1, August 1 and November 1 of each year, commencing February 1, 1999, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Senior QUIDS, from the February 1, May 1, August 1 or November 1, as the case may be, next preceding the date of this Senior QUIDS to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Senior QUIDS, or unless no interest has been paid on this Senior QUIDS, in which case from November 10, 1998, until payment of said principal sum has been made or duly provided for; provided, that payment of
                                                  --------
interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the security register. Notwithstanding the foregoing, if the date hereof is after the fifteenth day of January, April, July or October, as the case may be, and before the following February 1, May 1, August 1 or November 1, respectively, this Senior QUIDS shall bear interest from such February 1, May 1, August 1 or November 1; provided, that if the Issuer shall default in the payment of
            --------
interest due on such February 1, May 1, August 1 or November 1, then this Senior QUIDS shall bear interest from the next preceding February 1, May 1, August 1 or November 1 to which interest has been paid or, if no interest has been paid on this Senior QUIDS, from November 10, 1998. The interest so payable on any February 1, May 1, August 1 or November 1 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Senior QUIDS is registered at the close of business on the Business Day next preceding such February 1, May 1, August 1 or November 1, as the case may be. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York are authorized or obligated pursuant to law or executive order to close.

          Reference is made to the further provisions of this Senior QUIDS set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          This Senior QUIDS shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

          IN WITNESS WHEREOF, MBIA Inc. has caused this instrument to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated: November 10, 1998


                                    MBIA INC.


         COPY                       By /s/ Richard L. Weill
                                      ----------------------------


                                    By /s/ Louis G. Lenzi
                                      ----------------------------


                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION


          This is one of the Senior QUIDS of the series designated herein referred to in the within-mentioned Indenture.

                                    THE FIRST NATIONAL BANK OF
                                    CHICAGO, as Trustee



         COPY                       By /s/ Mary R. Fonti
                                      ----------------------------
                                      Authorized Officer

                         [REVERSE SIDE OF SENIOR QUIDS]

                                   MBIA INC.

   6.95% Senior Quarterly Income Debt Securities due 2038 (Senior QUIDS/SM/)

          This Senior QUIDS is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the "Debt Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of August 1, 1990 (herein called the "Indenture"), duly executed and delivered by the Issuer to THE FIRST NATIONAL BANK OF CHICAGO, Trustee (herein called the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Senior QUIDS. Debt Securities issued under the Indenture may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Senior QUIDS is one of a series designated as the 6.95% Senior Quarterly Income Debt Securities due 2038 (Senior QUIDS/SM/) of the Issuer, limited in aggregate principal amount to $50,000,000.

          In case an Event of Default, as defined in the Indenture, with respect to the Senior QUIDS shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

          The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of more than 50% in aggregate principal amount of the Debt Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Debt Securities of each such series; provided, however,
                                                           --------  -------
that no such supplemental indenture shall (i) extend the final maturity of any Debt Securities, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Debt Security so affected, or
(ii) reduce the aforesaid percentage of Debt Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Debt Security affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Debt Securities of any series, prior to any declaration accelerating the maturity of such Debt Securities, the Holders of a majority in aggregate principal amount Outstanding of the Debt Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Debt Securities) may on behalf of the Holders of all the Debt Securities of such series (or all or certain series of the Debt Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Debt Securities. Any such consent or waiver by the Holder of this Senior QUIDS (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Senior QUIDS and any Senior QUIDS which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Senior QUIDS or such other Senior QUIDS.

          No reference herein to the Indenture and no provision of this Senior QUIDS or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Senior QUIDS in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

          The Senior QUIDS are issuable in registered form without coupons in denominations of $25 and integral multiples thereof. Upon presentment at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Senior QUIDS may be exchanged for a like aggregate principal amount of Senior QUIDS of other authorized denominations.

          The Issuer may redeem the Senior QUIDS, on the terms and subject to the conditions set forth in the Indenture, (1) at any time on or after November 1, 2003, in whole or in part, or (2) at any time within 90 days after a Tax Event shall have occurred and be continuing, in whole but not in part, in either case at a redemption price equal to 100% of the principal amount of Senior QUIDS being redeemed, plus any interest accrued thereon to the date of redemption. The Senior QUIDS do not provide for any sinking fund.

          A "Tax Event" means that the Issuer shall have received an opinion of counsel (which may be counsel to the Issuer or an affiliate but not an employee thereof) experienced in such matters to the effect that, as a result of (a) any amendment to, clarification of or change (including any announced prospective amendment, clarification or change) in, the laws (or any regulations thereunder) of the United States or (b) any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, or any judicial decision, in each case, occurring or announced on or after the date of original issuance of the Senior QUIDS, there is more than an insubstantial risk that interest payable by the Issuer on the Senior QUIDS is not, or within 90 days will not be, deductible, in whole or in part, by the Issuer for United States Federal income tax purposes.

          The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Senior QUIDS or certain covenants with respect to the Senior QUIDS, in each case upon compliance with certain conditions set forth therein.

          Upon due presentment for registration of transfer of this Senior QUIDS at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, a new Senior QUIDS or Senior QUIDS of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Senior QUIDS (whether or not this Senior QUIDS shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

          No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Senior QUIDS, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

          Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.